UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013 (May 31, 2013)

OPTIMUMBANK HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308
(Address of Principal Executive Offices) (Zip Code)

(954) 776-2332
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment to Form 8-K has been filed to amend the Form 8-K filed by the Company on May 31, 2013.   This amendment corrects the signature page of the prior filing and includes additional disclosure under Item 3.03 and an Exhibit setting forth a copy of the amendment to the Company’s Articles of Incorporation.

Item 3.03 Material Modification to Rights of Security Holders.

On May 31, 2013, the Company completed its previously announced reverse stock split of its common stock. The reverse stock split, which was authorized by its Board of Directors, was approved by the Company's shareholders on April 30, 2013 at the annual meeting of shareholders.

In the reverse split, every four shares of common stock issued and outstanding at the close of business on May 31, 2013 were converted into one share of common stock.  Fractional shares resulting from the reverse stock split were rounded up to the next whole share.

The number of shares of the Company's common stock issued and outstanding were reduced from approximately 31,511,201 shares of common stock as of May 31, 2013 to approximately 7,877,800 shares outstanding post split. The reverse split also had a proportionate effect on all stock options outstanding as of May 31, 2013.

The Company filed an amendment to its Articles of Incorporation to effect the Reverse Stock Split.  The amendment did not change the number of authorized shares of common stock or preferred stock, or the relative voting power of the Company’s shareholders. Because the number of authorized shares was not reduced, the number of authorized but unissued shares of the Company’s common stock materially increased and will be available for issuance by the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
Exhibit
Number	Description

3.1	Amendment to Articles of Incorporation
99.1	Press Release dated May 31, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 3, 2013	By:	/s/ Thomas Procelli
Thomas Procelli Chief Operating Officer